Exhibit 99.1

Express Scripts and Medco Health Solutions Complete Merger;

Will Address National Mandate for More Affordable, Higher Quality Healthcare

ST. LOUIS, MO (April 2, 2012) — Express Scripts (NASDAQ: ESRX) completed its previously announced $29.1 billion acquisition of Medco Health Solutions today, creating the country’s leading healthcare services company.

The new Express Scripts combines best-in-class clinical expertise and innovative applications of behavioral science to improve patient health while driving down the cost of healthcare. Combining the companies’ complementary offerings will create better models of care and improve patients’ adherence to prescribed treatment regimens.

“Our merger is exactly what the country needs now,” said George Paz, chairman and chief executive officer, Express Scripts. “It represents the next chapter of our mission to lower costs, drive out waste in healthcare and improve patient health. We remain focused on formulary management, channel management and closing gaps in care, which will allow us to further improve the health of people with chronic and complex medical conditions.

“Our clients are challenged to provide robust health benefits to American families. We have an unprecedented opportunity to help them by making the use of medicine safer, more affordable and more accessible.”

Financial Considerations

Following consummation of the acquisition, each share of pre-closing Medco common stock was converted into (i) the right to receive $28.80 in cash, without interest and (ii) 0.81 shares of common stock of the new Express Scripts, a holding company which will own 100% of each of the existing Express Scripts and Medco, and each share of the pre-closing Express Scripts common stock was converted into one share of new Express Scripts common stock.

As previously announced, the company expects synergies of $1 billion once fully integrated, which represents approximately 1 percent of the combined company’s costs. The transaction is expected to be slightly accretive to earnings per share (excluding integration and deal-related costs and charges) in the first full year after closing and moderately accretive once fully integrated.

About Express Scripts

Express Scripts is leading the way toward creating better health and value for patients through Consumerology®, the advanced application of the behavioral sciences to healthcare. This approach is helping millions of members realize greater healthcare outcomes and lowering cost by assisting in influencing their behavior.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services including network-pharmacy claims processing, home delivery services, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

Following closing of the Medco acquisition, both Express Scripts, Inc. and Medco Health Solutions, Inc. are wholly-owned subsidiaries of Express Scripts Holding Company. As the parent company, Express Scripts Holding Company is the new, publicly-traded entity, trading on NASDAQ under the symbol ESRX.

More information can be found at www.express-scripts.com.

Media Contact

Brian Henry

bhenry@express-scripts.com

(314) 684-6438

For broadcast b-roll, visit: http://www.express-scripts.com/pressroom/mediaresources/

Investor Contact

David Myers

investor.relations@express-scripts.com

(314) 810-3115

EXPRESS SCRIPTS FORWARD LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

This material may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following:

STANDARD OPERATING FACTORS

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our ability to remain profitable in a very competitive marketplace is dependent upon our ability to attract and retain clients while maintaining our margins, to differentiate our products and services from others in the marketplace, and to develop and cross sell new products and services to our existing clients

•	our failure to anticipate and appropriately adapt to changes in the rapidly changing healthcare industry

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changes in applicable laws or regulations, or their interpretation or enforcement, or the enactment of new laws or regulations, which apply to our business practices (past, present or future) or require us to spend significant resources in order to comply

•	changes to the healthcare industry designed to manage healthcare costs or alter healthcare financing practices

•	the termination, or an unfavorable modification, of our relationship with one or more key pharmacy providers, or significant changes within the pharmacy provider marketplace

•	our failure to execute on, or other issues arising under, certain key client contracts

•	changes relating to our participation in Medicare Part D, the loss of Medicare Part D eligible members, or our failure to otherwise execute on our strategies related to Medicare Part D

•	our failure to effectively execute on strategic transactions, or to integrate or achieve anticipated benefits from any acquired businesses

•	the impact of our debt service obligations on the availability of funds for other business purposes, and the terms and our required compliance with covenants relating to our indebtedness

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a failure in the security or stability of our technology infrastructure, or the infrastructure of one or more of our key vendors, or a significant failure or disruption in service within our operations or the operations of such vendors

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the termination, or an unfavorable modification, of our relationship with one or more key pharmaceutical manufacturers, or the significant reduction in payments made or discounts provided by pharmaceutical manufacturers

•	changes in industry pricing benchmarks

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results in pending and future litigation or other proceedings which would subject us to significant monetary damages or penalties and/or require us to change our business practices, or the costs incurred in connection with such proceedings or could impair our ability to fully integrate acquired businesses

•	our failure to attract and retain talented employees, or to manage succession and retention for our Chief Executive Officer or other key executives

•	other risks described from time to time in our filings with the SEC